Exhibit (a)(11)

                               Cirrus Logic, Inc.

                                Supplement to the

          Offer to Exchange Certain Outstanding Options for New Options

         =========================================================
               The Offer and the related withdrawal rights expire
                  at 12:00 midnight, Pacific time, on December
                     20, 2002, unless the Offer is extended.
         =========================================================

     This Supplement ("Supplement") to the Offer to Exchange, dated November 20, 2002, amends and supplements certain information contained therein. The item number listed below refers to the item number contained in the Offer to Exchange. Except as set forth below, the original terms of the Offer to Exchange remain in effect. This Supplement is being transmitted to you via electronic mail. Paper copies of this Supplement may be obtained at no cost to you from the persons listed on the last page. Please read this Supplement in conjunction with the Offer to Exchange. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings set forth in the Offer to Exchange.

11.  Information Concerning Cirrus Logic.

     The first paragraph and the table of financial information following under the heading "Financial Information" in Section 11 ("Information Concerning Cirrus Logic.") of the Offer to Exchange is hereby amended and restated in its entirety to read as follows:

     The following table sets forth selected consolidated financial operating data for Cirrus Logic. The selected historical statement of operations data for the years ended March 31, 2001 and March 30, 2002 and the selected historical balance sheet data as of March 31, 2001 and March 30, 2002 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2002 that have been audited by Ernst & Young LLP, independent auditors. The selected historical statement of operations data for the six months ended September 29, 2001 and September 28, 2002 and the selected historical balance sheet data as of September 28, 2002 have been derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2002. Our financial information for the six months ended September 29, 2001 and September 28, 2002 is unaudited, but, in our management's opinion, include all adjustments necessary to present fairly the financial information for those periods. The results of operations for the six months ended September 28, 2002 are not necessarily indicative of the results of operations we may expect for the full fiscal year ending March 29, 2003. The information presented below should be read together with our consolidated financial statements and the notes related thereto as well as the sections of our Annual Report on Form 10-K for the fiscal year ended March 30, 2002 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2002 entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." We have presented the following data in thousands, except per share data.


                                                                       Six Months Ended             Fiscal Year Ended*
                                                                   September     September        March 30,     March 31,
                                                                   ---------     ---------        ---------     ---------
                                                                    28, 2002      29, 2001          2002          2001
                                                                    --------      --------          ----          ----
                                                                         (unaudited)
Consolidated Statement of Operations Data:                                   (in thousands, except per share data)

Net sales                                                           $149,338       $254,953        $410,976      $769,635
Cost of sales                                                         74,618        203,928         314,227       478,872
Income (loss) from operations                                        (34,142)       (54,555)       (232,590)       70,784
Income (loss) from continuing operations before
  extraordinary gain and accounting change                           (32,746)       (38,685)       (204,081)      143,231
Net income (loss)                                                    (34,198)       (39,917)       (206,079)      143,176
Basic income (loss) per share from continuing operations
 before extraordinary gain and accounting change                       (0.39)         (0.52)          (2.63)         2.00
Diluted income (loss) per share from continuing operations
 before extraordinary gain and accounting change                       (0.39)         (0.52)          (2.63)         1.86
Basic net income (loss) per share                                      (0.41)         (0.54)          (2.66)         2.00
Diluted net income (loss) per share                                    (0.41)         (0.54)          (2.66)         1.86
Weighted average common shares outstanding (basic)                    83,215         74,238          77,552        71,678
Weighted average common shares outstanding (diluted)                  83,215         74,238          77,552        82,654
Ratio of earnings to fixed charges**                                     n/a            n/a             n/a          11.0


                                                                     As of                                   As of
                                                                   September                         March 30,     March 31,
                                                                   ---------                         ---------     ---------
                                                                    28, 2002                           2002          2001
                                                                    --------                           ----          ----
                                                                  (unaudited)
Consolidated Balance Sheet Data:                                                        (in thousands)
Current assets                                                     $207,976                          $245,665     $533,197
Noncurrent assets                                                   224,615                           235,965       64,808
Total assets                                                        432,591                           481,630      598,005
Current liabilities                                                 101,480                           118,680      159,440
Noncurrent liabilities                                                3,658                             3,709        4,319
Minority interest in eMicro                                             599                             1,092        1,703
Total shareholders' equity                                          326,854                           358,149      432,543
Book value per share                                                   3.92
Working capital                                                     106,496                           126,985      373,757

* During the first quarter of fiscal year 2003, our eMicro joint venture ceased operations and we recorded the results of its operations as discontinued. The results of operations of eMicro for the fiscal years ended March 30, 2002 and March 31, 2001 have been reclassified to discontinued operations for comparative purposes in the consolidated statement of operations data shown here. Consequently, the information shown here will differ from the financial information for the fiscal years ended March 30, 2002 and March 31, 2001 contained in our Annual Report on Form 10-K for the fiscal year ended March 30, 2002.

** The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of this calculation, earnings consists of income (loss) from continuing operations before provision for income taxes adjusted to exclude fixed charges. Fixed charges consist of interest expense and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor. Earnings were inadequate to cover fixed charges for the six months ended September 28, 2002 and September 29, 2001 and for fiscal year ended March 30, 2002 by $32.7 millon, $38.7 million and $214.5 million, respectively.

================================================================================






                                Supplement to the

                  Offer to Exchange Certain Outstanding Options

                                       of

                               Cirrus Logic, Inc.







 Any questions or requests for assistance or additional copies of any documents referred to in this Offer to Exchange may be directed to:


                               Cirrus Logic, Inc.
                                2901 Via Fortuna
                               Austin, Texas 78746
                      Attn: Stock Administration Department
                        Bonnie Niemtschk: (512) 851-4359
                        Rosalind Chavoya: (512) 851-4371
                      E-mail Address: stockadmin@cirrus.com




                                December 9, 2002


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